Exhibit 10.51

I - Parties 1 – Creditor Data
Name CNPJ/MF Banco Bradesco S.A.
Address – Head Office Cidade de Deus	City Osasco		UF SP
1.1 – Issuer’s Data
Name CIMCORP COM. INT. E INFORMATICA S/A		CNPJ/MF xxx
Address AV.MORUMBI, 6901	CEP 05650-002	City SAO PAULO	ÜF SP
1.2 – Guarantor(s) Data
Name CIMCORP INC		CNPJ/CPF/MF
Address AV MORUMBI, 6901	CEP	City	UF SP
Name		CNPJ/CPF/MF
Address	CEP 05713-540	City	UF
Name		CNPJ/CPF/MF
Address.	CEP	City	UF
Name		CNPJ/CPF/MF
Addresses	CEP	City	UF

II – Operation Characteristics
1	Branch Code Digit 3394 4	Branch Name AG EMP LAPA			2	Limit Account □ Blocked No. □ Cash No. 616	Digit 5
3	Credit Limit 450,000.00	4	Full Four Hundred and Fifty Thousand Reais
5	Debit Acc. Charges Digit		6	Period 120 DAYS
7	Maturity 12/21/2011		8	IOF Value (See Clause 6 Sole §)	Tariff Value 1n Day for Charges Debit (See Clause 6 Sole §)
11 – Pre-fixed Charges
11.]	Charges Calculation Method Calendar Days Business Days			11.2	Interest Rate % p.m. | % p.a.
12 - Post-fixed Charges
12.1	CDI Readjustment Parameter	Parameter Percentage 12.2% 12.3		Periodicity Flotation Dl ARI A		Interest rate 0.92 o/o pm 11.62 % p.a.
13
Without prejudice to the provisions in item II-6, the charges should be settled:
always on the second business day of the month subsequent to the calculation period always on the day stipulated in item 11-10 of each month or in the first business day subsequent to this date falling in a non-business day.

14	Place of Payment SÃO PAULO
Mod.: 4840-653E Version: 07/2011

Guaranteed Account Bank Credit Certificate - PJ Accommodation  No. xxx

Ill	- Authorized Payments
1	LI - Taxes		1.2 - Insurances	1.3 - Tariffs
	1.4 – Payment for 3rd Party Services		1.5 - Registration	1.6 - Total 0.00
2	Total Effective Cost - CET		% p.m. 1	%, p.a.
IV	- Data of this Instrument			'
1	Quantity of Counterparts 3	2	Place and Date SÃO PAULO, AUGUST 23, 2011

On the maturity date stipulated in item II-7, we shall pay for this Bank Credit Certificate, to Banco Bradesco S.A, hereinafter named simply as Creditor, or by its order, in the place of payment indicated in item 11-14 above, in the current domestic currency, the amount indicated in item II-3, plus the financial charges set forth in this Certificate and deducted from the amortizations eventually performed, such a value corresponding to the credit effectively used, both because of the sum above and for the outstanding balance shown in the calculation spreadsheet or in the Checking Account statements.

The credit value used by us, corresponding to the credit deferred with ordinary resources of the Creditor, is aimed at constituting a reinforcement or provision of funds in Checking Account(s) held by us, kept in Banco Bradesco S.A., as regards the bank credit opening, which movement recorded historically in our Limit Account may be performed by means of checks, electronic withdrawals, wire transfers, payment order, or any other means or documents used by us and accepted by the competent authorities at once, in installments, as per our supply need(s) of out Checking Account(s), under the clauses and conditions below:

Clause One – Type of Operation: The Creditor opens hereby in favor of the Issuer in the Branch indicated in item II-1, and the latter accepts, a revolving limit for overdrafts in the Checking Account(s) held by the Issuer, such a limit being computed in the Limit Account, mentioned in item II-2, which may used repeatedly, whenever there is not enough funds in the Checking Account(s) held by the Issuer to comply with debits of any origin, with the maximum limit deemed to be that indicated in item II-3.

Paragraph One – The credit limit will be recovered automatically, during the effective term of this Certificate, whenever the Issuer, when not delinquent or in default, amortizes or settles the debt in the same proportion of the reimbursements of the principal which he/she may perform.

Paragraph Two – When authorized by the Creditor, the Issuer may perform withdrawals, transfers or any other debits above the limit indicated in item II-3. In such case, the Issuer will  be under the obligation of paying to the Creditor, besides the amount provided herein, for the "interest in advance to depositor" over the surplus value, counted as of the date of use of this surplus until its effective payment, and the Issuer will be responsible also for the payment of the respective tariff. The rate corresponding to the "interest in advance to depositors" will be that regularly applied to the operations of this type, required by the market average, as well as for the tariff will be that contained in the Table of Rates posted in the Creditor’s Branches, effective by the time of use.

Clause Two – Effective Term: The legal tie which arises from the operation set forth in this Certificate shall be valid until the debt is settled, regardless of the administrative or legal notification, with the then existing and unpaid or non-amortized debt becoming due on the maturity, being it comprised of the principal, the interest rates agreed and in arrears, the penalty and other charges provided herein. Delay in payment by the Issuer and Guarantor(s) will result from mere default of the obligations assumed in this Certificate, regardless of any previous or express formality.

Clause Three – Financial Charges: If pre-fixed charges calculated by calendar days are agreed in item 11-11.1, over the amounts made available to the Issuer because of the open credit, capitalized interest will be levied on a daily basis at the rates contracted in item II-11.2, calculated, respectively, based on thirty (30) and three hundred and sixty (360) calendar days. If pre-fixed charges calculated by business days are agreed in item 11-11.1, over the amounts provided to the Issuer because of the open credit, capitalized and assessed interest will be levied by business day at the rates contracted in item II-11.2, calculated, respectively, based on twenty-one (21) and two hundred and fifty-two (252) business days.

Paragraph One – If post-fixed charges are agreed as per item 11-12, over the outstanding balance assessed by the end of each business day, including on local holidays, the parameter indicated in item II- 12.1 shall be applied, in the periodicity mentioned in item II-12.3, plus the interest capitalized at the rate stipulated in item II 12.4, calculated, respectively, based on twenty-one (21) and two hundred and fifty-two (252) business days.

Paragraph Two – If the percentage set forth in item II-12.2 is higher that than 100%, indicate in item 11-12.1, the charge collection should be limited to the rate resulting of the application of this percentage over the parameter indicated in item 11-12.1, in the periodicity mentioned in item II-12.3, which shall be levied on the outstanding balance assessed by the end of every business day, including local holidays.

Paragraph Three – In the cases of not being possible to apply the parameter provided in item 11-12.1, by any reason, the minimum interest rate practiced in the Guaranteed Account operations of the pre-fixed modality, which is defined in the Internal Operational Circular Letter made available in the Creditor’s Branches, which will be levied on the outstanding value of the operation during the whole period during which the there is a hindrance / obstacle which frustrates the application of said parameter, for which rate the Issuer and Guarantor(s), hereby, agree with.

Paragraph Four – If the Issuer chooses in item 11-13 for payment of the charges on the second business day of the month, these will be fully payable and updated:

a)
when calculated by "Business Days" – from the first to the last business day of the month or proportionally to the number of business months existing in the month, in case the assessment period is not completed yet;

b)
when calculated by "Calendar Days" – from the first to the last day of the month or proportionally to the number of calendar days existing in the month, in case the assessment period  is not completed yet.

Paragraph Five – If the Issuer chooses in item II-13 for the payment of charges on the date to be stipulated in item 11-10 of each month, these shall be fully payable and updated:

a.
when calculated by "Business Days" – from the first business day before the date of the last maturity of the charges to the second business day  before the next charge debit date indicated in item 11-10, or proportionally to the number of existing business days in case the assessment period is not completed yet;

b.
when calculated by "Calendar Days" – from the first business day before the date of the last maturity of the charges to the second business day  before the next charge debit date indicated in item 11-10, or proportionally to the number of existing calendar days in case the assessment period is not completed yet .

Clause Four - Total Effective Cost - CET, indicated in item III-2, is calculated considering the flows related to the releases and payments provided for, including the effective annual interest rate agreed in item II-11.2, if the operation is pre-fixed or that mentioned in item II-12.4, if the operation is post-fixed.

Sole Paragraph – The Debtor declares to be aware and authorizes hereby the Bank to allocate the values to all payments because of the services of third parties, registered in the Public Entities, when that is the case.

Clause Five – Renegotiation of Charges: In case of a significant change in the fundraising costs and in the rates das practices by the market, including as motivated by economic measures or modifications in the rules and regulations decreed by the monetary authorities, the financial charges mentioned in the "caput" of clause three above may be renegotiated, for more or less, without the need to entering into an amendment, upon the information given on the Guaranteed Account Statement of the Issuer.

Paragraph One – The Issuer is entitled to decline the new rate renegotiated. The declination should be manifested to the Creditor in writing in the period of seven (7) days counted as of the information on the new rate by the means announced in the "Caput" of the present clause.

Paragraph Two – In case the Issuer disagrees with the renegotiation of the charges set forth in the Certificate, it will be obliged to immediately settle the existing outstanding balance, under the penalty of the Creditor adopting the applicable legal measures to make his/her credit receipt feasible.

Clause Six - IOF and Tariff: Besides the charges provided for in this Certificate, the Issuer undertakes to pay the due IOF – Credit Transaction Tax - to the Creditor in the form of the legislation in force as well as the Bank Fees, charged herein and on the occasion of future ones.

Sole Paragraph - The values corresponding to the IOF and the tariff will be informed by means of the Checking Account Statements, under the terms of the legislation in force. The value of the Tariff, when due, will also be informed by means of the Table of Rates posted to the Branches, as per the guidance of the rules in force.

Clause Seven - Guarantors: The Guarantor(s) appear(s) in this instrument in the condition of Joint Debtor(s), agreeing expressly with the agreements herein and taking unconditional responsibility with the Issuer, irrevocably and irreversibly, for compliance with all obligations, either pecuniary or non-pecuniary, assumed by him/her(them) in this instrument.

Clause Eight – Outstanding Balance: The assessment of the outstanding balance will be performed by means of the Limit Account Statements or, in case of any doubts in its interpretation, by means of a calculation spreadsheet, the latter being the documents which will be an integral part of the present Certificate for all legal purposes which shall discriminate the installments used of the open credit, the increase in the credit limit initially granted, the occasional amortizations of the debt and the levy of charges in the various credit use periods.

Clause Nine – Certainty and Liquidity of the Debt: The Issuer admits the responsibility for the payment of the debt described in the preamble of this instrument, plus all charges and expenses provided in this Certificate, including those set forth in Clause Eleven, and it recognizes that the same is certain, net and payable. The debt will be deemed as due and payable in the final term of this Certificate and as a result of its early maturity.

Sole Paragraph – For the effect of the certainty and liquidity of the debt represented by this Bank Credit Certificate, the Issuer and the Guarantor(s) recognize as a proof of its debits or checks issued, electronic withdrawals, including by means of electronic equipment using a secret password – wire transfers or orders which the Issuer issues or signs, as well as any debits which the Creditor makes upon previous authorization of the Issuer, duly entered in the Limit Account Statements of the Issuer.

Clause Ten – The Issuer hereby authorizes the Creditor to debit the values corresponding to the principal from the Limit Account referred to in item II-2, and the values corresponding to the other taxes, charges and tariffs from the Charges Debit Account referred to in item II-5.

Paragraph One - The Issuer undertakes to keep, in said Checking Account(s), the balances available in order to perform the debits authorized herein. In case there is not enough balance in the Checking Account(s) mentioned to settle all expenses referred to in the "caput" of this clause, the Creditor is, as set forth in Article 368 and the subsequent ones of the Brazilian Civil Code, authorized to debit in any other Deposit Account or application existing in this financial institution, on behalf of the Issuer and or of the Guarantor(s), the remaining outstanding balance, debits which the Issuer and Guarantor(s) expressly authorize and agree hereby.

Paragraph Two - The Creditor is authorized, irrevocably and irreversibly, to use the credit limit opened on behalf of the Issuer for the coverage of occasional outstanding balances which the latter may have in any of the Accounts he/she keeps or will keep with the Creditor.

Clause Eleven - Default: In case of delay in payment or default, the charges of the debt shall be payable as follows:

c)	Compensation Fees computed up to the maturity date in the form provided in Clauses 3a., and the subsequent ones of this Certificate.

d)	Default Charges, by the period elapsed from the default or delay date to the effective settlement of the debt, to be so compounded.

b.l) while the default lasts, the compensation rate set forth in this Certificate will be superseded by the Compensation Rate – Operations in arrears, effective by the time, disclosed in the Creditor website, on the Internet, at the address www.bradesco.com.br and in the Table of Rates posted of the Creditor;

b.2) interest in arrears of one percent (1%) per month, or the levied fraction plus the charges set forth in the previous subitems;

b.3) penalty of two percent (2%) of the total due and

b.4) collection costs, the same right being assured for the Issuer, including the extrajudicial attorney’s fees of ten percent (10%) over the value of the outstanding balance.

Sole Paragraph – In case of delay or default, the Creditor may foreclosure the guarantees(s) granted.

Clause Twelve – Credit Restriction: In the cases of delay and/or default in compliance with the obligations set forth in this Certificate, the Creditor is authorized to enter the name(s) of the Issuer and Guarantor(s) upon credit protection, by observing the style communications.

Paragraph One – Since it is an available right, the authorization provided in the "caput" of this clause is approved irrevocably and irreversibly, even in the existence of litigation on the existing debit.

Paragraph Two – After the settlement of the debt which originated the registration in the credit protection agencies, the Issuer and Guarantor(s), upon receipt of discharge, undertake to arrange, at their expense, the exclusion of the registration occasionally entered by the Creditor with the credit protection agencies.

Clause Thirteen – Credit Maintenance Expenses: All expenses which the Creditor has for the safety, regularization and conservation of its credit rights originating of this Certificate, including registration in the competent notaries will be borne by the Issuer.

Clause Fourteen – Early Settlement : The Creditor is entitled to consider this Certificate and due in advance, by operation of law, and the payment of the outstanding balance payable immediately, regardless of any judicial or extrajudicial notice or notification, by making the real or personal guarantees granted enforceable, if the Issuer and/or Guarantor(s), besides the hypotheses provided in law:

a.	fails to comply with any of the obligations stipulated herein;

b.	by virtue of the standards of the National Monetary Council and/or the Brazilian Central Bank cause the termination of their Deposit Accounts in any banking establishment;

c.
enter in a state of civil insolvency, liquidation or bankruptcy, to file for arrangement with creditors or judicial recovery, call creditors to present the extrajudicial recovery plan or interrupt their activities for a period of more than 30 days;

d)	be ranked as a debtor(s) in delay or default with the Creditor or any other credit providing institution, or any other Bank;

e)
have instruments under their responsibility legitimately protested by any legal reasons, be ranked as judgment debtor (s) or defendant(s) in a judicial collection or sentence, res judicata or not, or if they respond, regardless of the reason, to an enforcement proceeding for the right amount, even if there are embargos;

f)
as a result of the disposal of, merger, incorporation, spin-off or any other corporate restructuring process, the controlling interest  or share control of the Issuer, and/or Guarantor(s) are changed so that the participation of the present controllers in its capital stock is reduced and make it impossible to them isolatedly or as a result of the shareholder’s agreement, the right to: (I) exercise, permanently, all votes in the deliberations of the general meeting; (II) chose the majority of the administrators; of the Issuer and/or Guarantor(s); and (III) effectively use its power to direct the social activities and guide the working of the Issuer and/or Guarantor(s) entities;

g)	withdraw beyond the contractual limit, without due authorization of the Creditor.:

Sole Paragraph – The Certificate may also become due in advance, by the initiative of any of the parties, without prejudice to the guarantees constituted, upon prior notice in writing, with at least forty-eight (48) hours in advance before its new maturity date.

Clause Fifteen – Tolerance does not imply in the waiver, forgiveness, renewal or amendment of the agreement, and the payment of the principal, even without caveats, does not suppose discharge. Thus, any practice diverging from that agreed herein , even if reiterated, cannot be interpreted as a contract novation.

Clause Sixteen – The Creditor communicates herein to the Issuer that:

a.	the present credit operation will be registered in the Credit Information System (SCR) managed by the Brazilian Central Bank (BACEN);

b.
the SCR aims at: (I) providing information to BACEN for purposes of credit risk supervision which the financial institutions are exposed to and (II) promote the exchange, between the institutions obliged to provide information to SCR, of the information related to debits and responsibilities of the credit operation customers, aiming at subsiding the credit and business decisions;

c.	the Issuer may have access to the data contained in their name in the SCR, by means of the BACEN’s Public Service Center;

d.
the manifestations of dissent as to the information contained in the SCR and the requests for corrections, exclusions and registrations of judicial measures in the SCR should be directed to the Creditor, by means of a substantiated written requirement of the Issuer, accompanied of the respective judicial decision, as the case may be;

e.	the consultation on any information contained in the SCR shall depend on the previous authorization of the Issuer.

Clause Seventeen – The parties elect the Court of the Place of Issuance of this Bank Credit Certificate indicated in item IV-2, and the plaintiff may chose for the location of the head office of the respondent.

Clause Eighteen – This Certificate is signed in the quantity of counterpart indicated in item IV-1 of the preamble, and only the counterpart of the Creditor is negotiable.

We declare for the due purposes that all clauses and conditions of this Bank Credit Certificate have been previously discussed, represent faithfully the legal business started.

Issuer
CIMCORP COM. INT. H INFORMÁTICA S/A

Guarantor(s)

Name: CIMCORFINC
CNPJ/CPF/MF:

Authorizing Spouse(s)

Fone Fácil Bradesco - 4002 0022 / 0800 570 0022 *
Checking the balance, statement and financial transactions. Service 24 /7.
* Check out the other phone numbers in the website bradesco.com.br or at Bradesco’s Branches.
SAC - Alô Bradesco - 0800 704 8383 Hearing or Speech Impaired - 0800 722 0099 Service 24 /7. Ombudsman - 0800 727 9933 Mon through Fri, 8 am – 6 pm, except on holidays.